UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

PURSUANT TO SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

HILLEVAX, Inc.

(Name of Subject Company)

HILLEVAX, Inc.

(Name of Person(s) Filing Statement)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

43157M 102

(CUSIP Number of Common Stock)

Robert Hershberg, M.D., Ph.D.

Chairman, President and Chief Executive Officer

HilleVax, Inc.

321 Harrison Avenue

Boston, Massachusetts 02145

(617) 213-5054

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

on Behalf of the Person(s) Filing Statement)

With a copy to:

Matt T. Bush

Daniel E. Rees

Cheston J. Larson

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

(714) 540-1235

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 1.02, and 9.01 of the Current Report on Form 8-K filed by HilleVax, Inc. on August 4, 2025 (including all exhibits attached thereto) is incorporated herein by reference.